EXHIBIT 5.1

                                 (612) 343-5641

                                  July 7, 1997


Spanlink Communications, Inc.
7125 Northland Terrace
Brooklyn Park, MN 55428

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted on behalf of Spanlink Communications, Inc. (the "COMPANY") in connection with a Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed by the Company with the Securities and Exchange Commission relating to the registration of additional shares of the Company's no par value Common Stock (the "COMMON STOCK") with respect to Selling Shareholders in the amount of 250,000 shares of Common Stock. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The additional 250,000 shares of Common Stock registered in the Registration Statement, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        DOHERTY, RUMBLE & BUTLER,
                                        PROFESSIONAL ASSOCIATION

                                        By /s/ Girard P. Miller
                                           Girard P. Miller